UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C.  20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 20, 2010

ETHAN ALLEN INTERIORS INC.
(Exact name of registrant as specified in its charter)

Delaware	1-11692	06-1275288
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Ethan Allen Drive Danbury, CT	06811
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:    (203) 743-8000

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN REPORT

SECTION 5 – CORPORATE GOVERNANCE AND MANAGEMENT

Item 5.02		Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

	(b)	On April 21, 2010, Edward H. Meyer notified the Company’s Board of Directors that he would be retiring at the end of his term and would not be seeking re-election. Mr. Meyer was elected as a director of the Company on May 30, 1991. He is Chairman of the Compensation Committee and a member of the Nominations/Corporate Governance Committee.

	(c)	On April 22, 2010, Ethan Allen Interiors Inc. (the “Company”) issued a press release announcing that on April 20, 2010, its Board of Directors appointed James W. Schmotter, 62 as an independent director of the Company to serve for a term to expire in 2012. Dr. Schmotter will be entitled to the standard compensation available to all non-employee directors. A copy of the press release is attached hereto as Exhibit 99.1.

Dr. Schmotter currently serves as president of Western Connecticut State University. He previously served as Western Michigan University’s dean of the Haworth College of Business, the dean of the College of Business and Economics at Lehigh University in Pennsylvania, and associate dean and director of international studies at the Johnson Graduate School of Management at Cornell University. Dr. Schmotter has also consulted for a variety of organizations including IBM, TRW, the Institute for International Education, the Cleveland Foundation, the Graduate Management Admission Council, the Educational Testing Service, United States Agency for International Development, and a number of universities in the U.S., Asia and Europe. He has also served as chairman of the board of trustees of the Graduate Management Admission Council, was the founding vice chair of the board of the MBA Enterprise Corps, and has been a member of many committees of the Association to Advance Collegiate Schools of Business. Dr. Schmotter is currently also a director of the United Way of Western Connecticut, the Greater Danbury Chamber of Commerce, and the Hord Foundation.

(d)	Exhibits

	Exhibit	Description
	99.1	Press release dated April 22, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ETHAN ALLEN INTERIORS INC.

Date:	April 22, 2010	By:	/s/ M. Farooq Kathwari
M. Farooq Kathwari
Chairman, President and Chief Executive Officer

EXHIBIT INDEX

Exhibit	Description

99.1	Press release dated April 22, 2010